Exhibit 10.4

PURCHASE ORDER

THIS PURCHASE ORDER, issued this 14th day of October, 2009 by UNIVERSAL ALTERNATIVE FUELS, INC. ("Buyer"), a Nevada corporation having its principal office located at 1400 Old Country Road, Suite 206, Westbury, NY 11590 to GLOBAL RESOURCE CORPORATION ("Seller"), a Nevada corporation having a principal place of business at 1000 Atrium Way, Suite 100, Mount Laurel, New Jersey 08054, is the "Purchase Order" for an "initial machine" referenced in that certain License Agreement contemporaneously executed by the parties. This Purchase Order is subject to termination as provided in Article II (b) of that License Agreement. All capitalized terms not otherwise defined in this Purchase Order shall have the meanings ascribed to them in the License Agreement.

1. (a) Buyer hereby orders, and agrees to purchase one (1) machine ("initial machine") embodying the Seller's microwave technology for the extraction of energy from various feedstocks, such initial machine being denominated by Seller as "Prototype Microwave RF Processor to Process Oil Shale" and designated as Seller's "Patriot-S-10S" Model. The specifications for such initial machine shall be determined by the Seller not later than the end of the "wait and see" period of 180 days as described in Article II (b) of the License Agreement, subject to the requirements of the Buyer as set forth in (i) the License Agreement, (ii) subparagraph 1 (b) following and (iii) Paragraph 4 below.

(b) The initial machine is to apply the Seller's microwave technology to oil shale as the specific feedstock. Buyer and Sell shall cooperate in performing the necessary tests, analyses, experiments and research to determine the efficacy and efficiency of the initial machine handling such feedstock. This utilization of the machine shall constitute the basis for the Seller's warranty of fitness for the particular purpose, i.e., the extraction of energy from oil shale at the rate of one- ton of feedstock material per hour at a total cost of feedstock preparation, loading, and handling/processing which is less than the value of the energy extracted.

2. (a) The Purchase Price shall be calculated as provided in Article VI (b) of the contemporaneous License Agreement, to wit: The purchase price for such initial machine shall be (i) the Seller's Cost to Manufacture the initial machine, as defined in Article I (a) of the License Agreement plus (ii) twenty percent (20%) of the Seller's Cost to manufacture the initial machine, plus (iii) such mutually agreed amount for research and development and testing as the parties shall agree upon; subject nevertheless to a maximum Purchase Price of Three Million Five Hundred Thousand Dollars ($3,500,000) against which Purchase Price Buyer shall be entitled to receive the sum of Eight Hundred Forty Three Thousand Dollars ($843,000) which shall be deducted from the final payment.

(b) The Purchase Price shall be paid by Buyer as follows:

(i)       $500,000 at the end of six (6) months from the date of this Purchase Order;
(ii)      $500,000 at the end of nine (9) months from the date of this Purchase Order; and

(iii)     the balance, after the application of the $843,000 credit, upon completion of the initial machine, demonstration that it meets the warranted purpose, and acceptance by Licensee.

3.  This Purchase Order shall be subject to the Buyer's right to terminate as provided in Article II (b)(i) and II (b)(ii) of the License Agreement and to the right of Seller, in the event of such termination, to repurchase the License Agreement and retain the Existing Prototype Machine as provided in Article II (b)(i) and II (b)(ii).

4.  The initial machine, when delivered, shall be designed and manufactured such that it meets all construction installation, operational, environmental and all other regulatory and licensing laws, codes, rules and regulations. For purposes of Article VIII (b) of the License Agreement, the costs and expenses for meeting such requirements shall not be "regulatory" or "marketing" approvals as contemplated therein and shall be at the cost of the Seller.

5.  Seller shall advise Buyer, at the time of delivery of the initial machine, if the machine, as designed and manufactured, requires any Patent Rights, Technology license, or other authorization from Seller, beyond that contemplated in the Continuation Application under which Buyer has been licensed, and, if so, Seller shall provide all such by amendment to the License Agreement without further cost to Buyer.

6.  Upon acceptance by Buyer of the initial machine, the Security Interests in the contemporaneously executed Security Agreement shall terminate and Buyer shall promptly discontinue and/or terminate all UCC-1 or other security filings regardless of where made and filed.

7.  The Parties incorporate by reference as fully and completely as if set forth herein in their entirety the following sections of the License Agreement:

(i)        Article XII, subsections (a), (b), and (c); and
(ii)       Article XVI (Confidentiality); and
(iii)      Article XVII (Jurisdiction and Venue; Waiver of Jury Trial).

The Parties shall, as the need shall arise, negotiate:
(i)        the application of taxes (sales and use taxes, gross receipts taxes on included parts and sub-assemblies, and value-added taxes); and
(ii)       length and scope of warranties (other than the warranty for a particular purpose as described in Paragraph 1(b) above): and
(iii)       Seller's product liability insurance; and
(iv)      issues relating to the method of delivery of the initial machine subject to Buyer's acceptance of such machine; and
(v)       such other matters as are not covered by the License Agreement, the Security Agreement and/or this Purchase Order.

IN WITNESS WHEREOF, Licensor and Licensee have executed and delivered this Purchase Order as of this 14th day of October 2009 by their duly authorized representatives.

Global Resource Corporation

By:	/s/ Peter A. Worthington
Peter A. Worthington, CEO

Universal Alternative Fuels, Inc.

By:
Greg Goldberg, President

IN WITNESS WHEREOF, Licensor tind Licensee have executed and delivered this Purchase Order as of this 14th day of October 2009 by their duly authorized representatives.

Global Resource Corporation

By:
Peter A. Worthington, CEO

Universal Alternative Fuels, Inc.

By:	/s/ Greg Goldberg
Greg Goldberg, President